Exhibit 5.1

November 29, 2011

Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954

Re: Registration Statement on Form S-3 Filed on October 21, 2011

Gentlemen:

I have acted as counsel to Oculus Innovative Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities Exchange Commission of a Registration Statement on Form S-3 (file No. 333-177462) filed on October 21, 2011 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale of up to 3,890,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) issuable upon the exercise of warrants, that may be sold from time to time on a delayed or continuous basis by the selling stockholders named within the Registration Statement pursuant to Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws, as Amended, both as currently in effect, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, as well as the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of such copies.

Based on the foregoing, and subject to the limitations set forth below, I am of the opinion that the Shares issuable upon the exercise of warrants are duly and validly issued, fully paid and non-assessable shares of the common stock.

My opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting those laws) and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.  I further consent to the reference to my name and firm in the Registration Statement.

Very truly yours,

/s/ Amy Trombly, Esq.
Amy Trombly, Esq.

cc:           Robert Miller, Chief Financial Officer